State o£ Delaware Secretary of State Division of Corporations
Delivered 03:25 PM 01/09/2007 FILED 03:15PM 01/09/2007
SRV 070025692 - 4281692 FILE

CERTIFICATE OF FORMATION OF PRC WILLISTON LLC

This Certificate of Formation, dated January 9, 2007, has been duly executed and is filed pursuant to Section 18-201 of the Delaware Limited Liability Company Act (the "Act") to form a limited liability company (the "Company") under the Act.

1.    Name. The name of the Company is: "PRC Williston LLC".

2.    Registered Office; registered Agent.    The address of the registered office required to be maintained by Section 18-201of the Act Is:

Corporation Trust Center
1209 0range Street
Wilmington, Delaware 19801

The name and address of the registered agent for service of process required to be maintained by Section 18-104 of the Act are:

The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801

EXECUTED as of the date written first above.

By:

3087751.1